Exhibit 10.20
ENTRUSTMENT AGREEMENT

THIS ENTRUSTMENT AGREEMENT (this “Agreement”) is made on May 17, 2010 by and between Mr. LIU, Yongxin (P.R.C. ID No. 000000000000000000), Mr. LIU, Yongkui (P.R.C. ID No. 000000000000000000) (collectively, “Party A”), and Changchun Yongxin Dirui Medical Co., Ltd. (“Party B”).

WHEREAS, Party A and Party B are entering into this Agreement as a part of a restructuring of the equity ownership of Jilin Province Yongxin Chain Drugstore Ltd., a PRC Company (the “Company”);

WHEREAS, the plan of restructuring specifically necessitates that at least a majority of the equity interest of the Company be held of record by PRC nationals;

WHEREAS, Party B, previously the holder of 100% of the outstanding capital stock of the Company, has agreed pursuant to certain Equity Transfer Agreements dated May 17, 2010 (“Equity Transfer Agreements”), to cause a reassignment and transfer to Party A (the individuals of which are each PRC nationals) of equity interests in the Company amounting to 51% of the outstanding share capital of the Company (“Majority Interest”);

WHEREAS, after giving effect to the Equity Transfer Agreements, Party A will be the holder of record of a 51% Majority Interest of the Company, and Party B will be the holder of record of a 49% equity interest in the Company;

WHEREAS, as a condition to the transfer of equity from Party B to Party A under the Equity Transfer Agreements, the parties are entering into this Agreement in order to provide for assignment to Party B of all of the substantive rights held by Party A as a holder of the Majority Interest other than record owner status, and to entrust Party B to exercise all shareholder rights of the Company held by Party A, at the sole discretion of Party B.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Entrustment, Appointment and Power of Attorney.  Party A hereby authorizes and appoints Party B as its exclusive agent and attorney-in-fact for the maximum period of time permitted by law and the Articles of Association, with respect to all of Party A’s shareholder rights, including but not limited to voting rights associated with the Majority Interest.  Accordingly, in addition:

1.1
Party B shall exercise such rights in accordance with and within the parameters of the laws of the PRC and the Articles of Association of the Company, and Party B shall have the right to act at Party B’s sole discretion without any consent or authorization of Party A.

1.2
Party B may establish and amend rules to govern how Party B shall exercise the powers entrusted by Party A herein, including, but not limited to, the number or percentage of directors of the Company which shall be required to authorize the exercise of the voting rights granted by the Party A, and Party A shall act strictly in accordance with such rules.

2.
Discretionary Authority.  Party A hereby grants Party B irrevocable authorization to exercise rights otherwise held by Party A as the holder of a Majority Interest, to operate and manage the Company the term of this Agreement.  For the above purpose:

2.1
Party B shall designate and appoint on behalf of Party A the Company’s directors, legal representative, General Manager, Chief Financial Officer, and other senior officers. If any member of such senior management leaves or is dismissed by Party B on behalf of Party A, in each instance, Party B shall have the right, in its sole discretion, to designate and appoint the Company’s successor directors, legal representative, General Manager, Chief Financial Officer, and other senior officers, as applicable.

2.2
Party A hereby agrees to accept and comply with all corporate policies stipulated by Party B in connection with the Company’s daily operations, financial management and the employment and dismissal of the Company’s employees at Party B’ sole discretion.

2.3
Without the prior written consent of Party B, neither Party A nor the Company shall conduct any transaction which may materially affect the business, assets, obligations, rights or operations of the Company.

3.
Negative Covenants.  Party A agrees that in its capacity as record holder of a Majority Interest in the Company, it shall not and shall not cause the Company to, take any action or agree on behalf of the Company to take any action to do any of the following, without the express written direction and consent of Party B:

3.1
issue new shares, equity interests, registered capital, ownership interests, or equity-linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of the Company, other similar equivalent arrangements;

3.2	alter the shareholding structure of the Company;

3.3	cancel, redeem, forefeit or otherwise alter the shares of the Company that Party A holds;

3.4	amend the register of members or the memorandum and Articles of Association of the Company;

3.5	liquidate or wind up the Company;

3.6	act or omit to act in such a way that would affect the Majority Interest held by Party A;

3.7	transfer or dispose of any assets or liabilities of the Company;

3.8	incur any obligations whatsoever, including any financial obligations, or borrow any money or assets from any bank or third party;

3.9	appoint or remove any officer or manager of the Company;

3.10	acquire property from any person;

3.11	enter into any contract with any third party;

3.12	invest funds or assets held by the Company; or

3.13	take any action that would circumvent, oppose or interfere with the exercise of Party B’s discretionary rights under this Agreement.

4.	Additional Covenants. During the term of this agreement, Party A hereby further agrees:

4.1	to refrain from exercising, asserting, or claiming any of the rights by virtue of its status as a shareholder of the Company and a record holder of the Majority Interest;

4.2	that such rights have been irrevocably granted to and vested in Party B under this Agreement, and acknowledges the same;

4.3
to execute and deliver to any party any document, agreement, instrument, notice, letter or other item as requested by Party B in connection with Party B’s exercise of discretion and its rights hereunder;

4.4	to strictly comply with Party B’s instructions in order for Party B to exercise its rights hereunder; and

4.5	to take any action as reasonably necessary, whether or not directed by Party B, in order to realize the intent of the Parties under this Agreement.

5.
Assignment of Economic Rights.  All rights to profits, income, distributions, dividends, compensation, payments, assets property, or other economic benefits held by Party A as a record holder of the Majority Interest, now held or received or entitled to be received in the future, are in their entirety hereby irrevocably, absolutely, continuously and unconditionally transferred and assigned to Party B.  Party A hereby agrees to, immediately upon receipt of any such profits, income, distributions, dividends, compensation, payments, assets property, or economic benefit received from the Company by virtue of it being a shareholder, cause the immediate transfer and assignment thereof to Party B.

6.	Pledge. Party A hereby pledges the Majority Interest to Party B as follows:

6.1
Party A hereby pledges the Majority Interest to Party B in order to secure performance of and compliance by Party A with this Agreement (the “Pledge”).  Pursuant thereto, Party B shall have priority in receiving payments or the proceeds from the auction or sale of the Majority Interest. The Majority Interest is also referred to in this Agreement as the “Pledged Collateral”.

6.2
The Pledge shall take effect immediately upon execution and delivery of this Agreement, and shall be in effect until the later of the date that this Agreement is terminated, or the date that Party A is no longer the record holder of any equity interest in the Company.

6.3
During the term of this Agreement, Party B shall be entitled to collect any and all profits, income, distributions, dividends, compensation, payments, assets property, or economic benefit received from the Company in connection with the Pledged Collateral.

6.4
The Pledge shall be recorded in the Company’s Register of Shareholders, and shall, upon the request of Party B, be registered and amended from time to time (if necessary) in accordance with applicable law with the Administration for Industry and Commerce, which recording shall remain continuously effective for the maximum period of time permitted by law.

6.5
Party A agrees that Party B’s right to the Pledge pursuant to this Agreement shall not be suspended or inhibited by any legal proceedings initiated by Party A, jointly or separately, or by any successor of or any person authorized by Party A.

6.6
Party A represents, warrants and agree that in order to protect and perfect the Pledge, Party A shall execute in good faith and cause other parties who have interests in the Pledged Collateral to execute any and all title certificates, contracts, and perform actions and cause other parties who have interests to take action, as required by Party B upon Party B’s request.

6.7	The occurrence of any one of the following events shall be regarded as an “Event of Default”:

6.7.1	This Agreement or any material provision is deemed illegal, invalid or unenforceable by a governing authority in the PRC;

6.7.2	Party A materially breaches any of its obligations under this Agreement;

6.7.3	Party A attempts to transfer, pledge, hypothecate or sell the Majority Interest or any part thereof; or

6.7.4	A change in PRC law occurs which, in the opinion of Party B and its counsel, no longer requires a majority interest of the Company to be held by a PRC national.

6.8	Upon an Event of Default, or during the occurrence of an Event of Default, Party B may exercise the following rights:

6.8.1	Seize control and possession (as applicable) of the Pledged Collateral and/or its proceeds;

6.8.2	Cause the Pledged Collateral to be transferred to an appointed nominee;

6.8.3	Take action to enforce the Agreement or any provision thereof against Party A;

6.8.4	Foreclose or otherwise enforce Party B’s rights as a secured party under this Agreement, in any manner provided by law;

6.8.5	Terminate this Agreement;

6.8.6	Exercise any all rights as a beneficial and legal owner of the Pledged Collateral, including, without limitation, the transfer and exercise of voting and any other rights to the Pledged Collateral; or

6.8.7	Exercise any and all rights and remedies of a secured party under applicable laws.

7.
Option Grant.  Party B hereby collectively and irrevocably grants to Party B or a designee of Party B (the “Designee”) an option to purchase at any time, to the extent permitted under PRC Law, all or a portion of the Majority Interest in accordance with such procedures as determined by Party B, at a price equal to the paid-in price paid by Party A in connection with Party A’s acquisition of the Majority Interest (the “Option”).   Except as provided in this paragraph, no other option or similar right shall be granted to any party other than to Party B and/or a Designee of Party B.   As used herein, designee may be an individual person, a corporation, a joint venture, a partnership, an enterprise, a trust or an unincorporated organization. According with the requirements of applicable PRC laws and regulations, Party B and/or its Designee may exercise the Option at any time by issuing a written notice (the “Notice”) to Party A specifying the amount of the Majority Interest to be purchased from Party A and the manner of purchase.  Upon each exercise of the Option under this Agreement: (a) Party A shall hold or cause to be held a meeting of shareholders of the Company, or take any such action by written consent (or otherwise), as necessary in order to adopt such resolutions required to approve the transfer of the relevant Majority Interest or portion thereof (such Majority Interest hereinafter the “Purchased Equity Interest”) to Party B and/or its Designee, (b) the relevant Parties shall execute, free of any security interest, all other requisite contracts, agreements or documents, obtain all requisite approval and consent of the government, conduct all necessary actions, transfer the valid ownership of the Purchased Equity Interest to Party B and/or its Designee, and cause Party B and/or its Designee to be the registered owner of the Purchased Equity Interest.  As used herein, “security interest” means any mortgage, pledge, the right or interest of the third party, any purchase right of equity interest, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements; however, such term shall not include the security interest created hereunder.

8.
Non-Circumvention.  Both Parties agree not to circumvent the relationship and transaction contemplated under this Agreement.  Both Party A and Party B intend that this arrangement shall cause all control and ownership interests associated with the Majority Interest to be permanently vested in Party B.

9.	Transfers Void Ab Initio. Any attempted transfer of the Majority Interest or any portion thereof by Party A in violation of the terms of this Agreement shall be void ab initio.

10.
Severability.  If any term or other provision of this Agreement is declared invalid or otherwise, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision shall expire, be declared invalid, or otherwise be held or declared illegal or incapable of being enforced, the parties hereto shall corporate in good faith to modify or renew this Agreement, or enter into a new agreement or arrangement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions, rights and responsibilities contemplated hereby are fulfilled.

11.	Term and Termination. This Agreement shall take effect on the date of its execution by Parties and shall remain in full force until and unless terminated by both Parties in writing.

12.
Governing Law; Disputes.  The execution, validity, interpretation and performance of this Agreement and the resolution of disputes under this Agreement shall be governed by the laws of the PRC.  The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation.  In case no settlement can be reached through consultation after such dispute is raised, either party may submit such matter to a court with appropriate jurisdiction.

13.	Assignment. Neither Party shall assign its rights and obligations under this Agreement to any third party without the prior written consent of Party B.

14.
Entire Agreement.  The Parties agree that this Agreement constitutes the entire agreement of the Parties upon its effectiveness and supersedes all prior oral and/or written agreements and understandings relating to this Agreement.

15.	Counterparts. This Agreement shall be executed in two counterparts and each party will hold one. This agreement takes into effect after the execution of each party.

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IN WITNESS WHEREOF this Agreement is duly executed by each Party.

Party A:

/s/ Yongxin Liu
________________________________
Name: LIU, Yongxin
(P.R.C. ID No. 22010219680412265X)

/s/ Yongkui Liu
_________________________________
Name: LIU, Yongkui
(P.R.C. ID No. 220102197004182616)

Party B:

Changchun Yongxin Dirui Medical Co., Ltd.

/s/ Yongxin Liu
__________________________________